Exhibit (p)(10) Page 1

                              JURIKA & VOYLES, L.P.
                  CODE OF ETHICS AND POLICY ON PERSONAL TRADING
                 Enacted June 1995 (version effective 5/20/2002)
I.       Scope and Summary
         -----------------
         (a) Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act"), requires every investment company, as well as every investment adviser to and principal underwriter of an investment company, to have a written code of ethics which specifically addresses trading practices by "access persons." The Rule also requires that reasonable diligence be used and procedures instituted to prevent violations of such codes of ethics.
         (b) The "Blue Ribbon Advisory Group on Personal Investing" in its report to the Investment Company Institute also articulated the following three general fiduciary principles which that Advisory Group believes should govern the personal investment activities of mutual fund advisory and distributor personnel:
                  (i) the duty at all times to place the interests of shareholders first;

                  (ii) the requirement that all personal securities transactions be conducted consistently with an established code of ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

                  (iii) the fundamental standard that mutual fund advisory and distributor personnel should not take inappropriate advantage of their positions.

(c) This Code of Ethics and Policy on Personal Trading ("Code of Ethics") is designed to satisfy the legal requirements and ethical principles applicable to Jurika & Voyles, L.P. ("Jurika & Voyles") in its role as subadviser to the CDC Nvest Jurika & Voyles Relative Value Fund, the CDC Nvest Balanced Fund and the CDC Nvest Jurika & Voyles Small Cap Growth Fund and as adviser to its other Clients. It is important that each individual to whom this Code of Ethics applies observes the ethical standards set forth in this Code of Ethics.
         (d) This Code of Ethics is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities laws in general. For example, other provisions of Section 17 of the Investment Company Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (e.g., combining to achieve a substantial position in a security, concerted market activity, or commingling of funds) between an investment company and an affiliated person.
         (e)This Code of Ethics is intended to serve as the policy on personal trading for all employees of Jurika & Voyles. All employees of Jurika & Voyles are therefore defined as "Access Persons" for purposes of this Code of Ethics. Certain Access Persons of Jurika & Voyles have also been identified as Associates and Access Persons under the Code of Ethics for CDC IXIS Asset Management Advisers, L.P. (CIA), CDC IXIS Asset Management Distributors, L.P. (CID and CDC IXIS Asset Management Services, Inc. (CIS) (the CDC IXIS Code). See the Addendum attached to this Code of Ethics for a list of Access Persons and additional Code of Ethics requirements (f) It is expected that Access Persons will be sensitive to all areas of potential conflict, even if this Code of Ethics does not address specifically an area of fiduciary responsibility.

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         (g)      Each shareholder, officer, director and employee of CIA, CID
(the distributor of CDC Nvest Funds) and CIS (the administrator of CDC Nvest Funds), including those persons dually employed by Jurika & Voyles and CIA is required to comply with the reporting and other requirements of the Code of Ethics of those entities, as applicable.
         (h) Summary. Under this Code of Ethics, all Access Persons and the Nvest /CDC Officers, are prohibited from:
                 (i) purchasing or selling a Covered Security without proper preclearance;
                 (ii) purchasing or selling a Covered Security on a day during which any Client purchases or sells that same Security [this specifically excludes non-Investment Action trades for clients of wrap-fee programs where Jurika & Voyles acts as sub-advisor - see III(b)];
                 (iii) purchasing or selling a Covered Security within the prior 7 days and in the same direction as an Investment Action, or within 7 days after and in the opposite direction of an Investment Action; and,
                 (iv) purchasing Securities as part of an initial public offering ("IPO") or Private Placement without the express prior approval of the Compliance Department.
II.      Definitions
         -----------
         (a) "Access Person" means: (i) any director, officer, general partner or advisory person of Jurika & Voyles; and (ii) any employee of Jurika & Voyles. An Access Person also includes any person who knows about recommendations made by Jurika & Voyles for a Client. Members of the immediate family of an Access Person who live in the same household or receive substantial financial support from an Access Person are covered by this Code of Ethics to the same extent as the Access Person. This definition of Access Person is intended to include all directors, officers and employees of Jurika & Voyles regardless of their knowledge of Client portfolio activity.
         (b) A "Beneficial Owner" of a Security is any person who, directly or indirectly, has or shares a direct or indirect pecuniary interest (the opportunity to profit from or share in any profit derived from a transaction) in such Security, as further described in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, with the exception that the determination of Beneficial Ownership shall apply to all Securities (not just equity securities).
         (c) "Blackout Period" means that period within seven days prior to the commencement of an Investment Action, when Access Persons may not purchase
(sell) a Covered Security to be purchased (sold) for a Fund or Client (i.e., purchase-purchase), and that period within seven days after the end of an Investment Action, when Access Persons may not purchase (sell) a Covered Security that was sold (purchased) for a Fund or Client (i.e., purchase-sale). Blackout Period shall also mean with respect to any Covered Security the calendar day on which such Covered Security is purchased or sold for any Fund or Client [this specifically excludes non-Investment Action trades for clients of wrap-fee programs where Jurika & Voyles acts as sub-advisor - see III(b)].
         (d) "Client" means any person or entity for whom Jurika & Voyles provides investment advisory services, but does not include proprietary accounts of Jurika & Voyles or of its Access Persons.
         (e) "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position, as further defined in Section 2(a)(9) of the Investment Company Act. This generally equates to the ownership of 25% or more of the voting securities of such company.
         (f) "Covered Securities" are all Securities except shares of registered open-end investment companies, direct obligations of the Government of the United States, exchange traded funds, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

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         (g) An "Exchange Traded Fund" (ETF) is a basket of stocks similar to an index mutual fund except that an ETF can be traded intra-day on one or more of the exchanges and many of them can be shorted, purchased on margin or optioned. Many ETF's are preapproved for purchase or sale by Access Persons. See Exhibit B fora list of approved ETF's.

         (h) "Investment Action" means a series of trades in a Covered Security resulting from an investment recommendation made by Jurika & Voyles on behalf of numerous Clients within a given investment mandate. It is not intended to include transactions specific to a single account, such as those which result from the opening or closing of an account, additions to or withdrawals from an account or specific tax considerations.
         (i) "Nvest/CDC Officers" means G. Neal Ryland and Peter S. Voss, (who are directors of Jurika & Voyles, Inc., the general partner of Jurika & Voyles), neither of whom are employees of Jurika & Voyles.
         (j) "Purchase or sale of a Security" includes the writing of an option to purchase or sell a Security, but does not include the exercise of an option by the counterparty.
         (k) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act. This includes any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, investment contract, collateral-trust certificate, transferable share, certificate of deposit, put, call, straddle, privilege, option or warrant.
III.     Prohibited Trading Practices
         ----------------------------
         (a) General anti-fraud prohibition. No Access Person shall knowingly purchase, sell or otherwise directly or indirectly acquire or dispose of any direct or indirect Beneficial Ownership interest in a Security if such action by such Access Person would defraud a Fund or Client, operate as a fraud or deceit upon a Client, or constitute a manipulative practice with respect to a Client. Indirect transactions through options and warrants are covered by this prohibition.
         (b) Trades without preclearance. No Access Person shall purchase or sell any Covered Security without proper preclearance. Trades by an Access Person must be completed on the same day that preclearance is granted. This applies to all trades, even limit orders. Instruments representing an indirect interest in a Covered Security, such as options and warrants, also must be precleared.
         As part of the preclearance process Access Persons are required to obtain the signature of a senior equity or fixed income trader, as appropriate. Preclearance will not be granted prior to 11:30 a.m. PST (2:30 p.m. EST) without the approval of a Compliance Officer, at any time when there are open orders in the same Security for a Client, or on any day in which trades have been executed in the same Security for a Client. For purposes of this paragraph, the definition of Client specifically excludes clients of wrap-fee programs where Jurika & Voyles acts as sub-advisor for the following reasons. Due to the nature of the wrap-fee subadvisory business, a number of these clients may add or withdraw funds, and open or close accounts on a daily basis. The trades generated by these activities are unpredictable; they are not caused by a change in the investment opinion of Jurika & Voyles; they tend to be small in size; they are of an administrative nature; and they would likely have the effect of "blacking out" every security owned by clients of Jurika & Voyles on every trading day.

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         Also as part of the preclearance process for equity Covered Securities,
Access Persons are required to determine the market capitalization of the company in question. For companies with market capitalizations of $1.5 billion or less, Access Persons are required to obtain the approval of the Small-Cap Portfolio Manager, Jon Hickman, signifying that there are no plans at that time to engage in an Investment Action in that Covered Security within the firm's small-cap product.
         (c) Trades within the blackout period. No Access Person shall knowingly purchase (sell) any Covered Security within seven calendar days prior to the date such Security is purchased (sold) by a Client as part of an Investment Action. This prohibition applies to same-direction trades.
         No Access Person shall knowingly purchase (sell) any Covered Security within seven days following the date such Security is sold (purchased) by a Client as part of an Investment Action. This prohibition applies to opposite-direction trades.
         (d) Initial Public Offerings. No Access Person shall acquire any Securities offered and sold as part of an IPO until after the public offering
(at the prevailing market price) without the express prior approval of the Compliance Department.
         (e) Private Placements. Purchases of private placements require the express prior approval of a Compliance Officer. If an Access Person holding a private placement plays a part in considering an investment in that issuer for a Client, the Access Person must specifically disclose such holding to the Compliance Officer. The decision to purchase such securities for a Client should then be reviewed independently by an appropriate party.
IV.      Exempted Transactions
         ---------------------
         The prohibitions of Section III of this Code shall not apply to:
         (a) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (e.g., a blind trust or an account managed with discretion by another Registered Investment Adviser);
         (b) purchases, sales or gifts which are non-volitional on the part of the Access Person;
         (c) purchases which are part of an automatic dividend reinvestment plan or a systematic or periodic purchase or sale program;
         (d) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;
         (e) purchases and sales of instruments that are not Covered Securities (e.g., open-end mutual funds, exchange traded funds or U.S. government securities);
             Transactions by Nvest/CDC Officers shall not be subject to prohibitions III(b) or III(c). With respect to prohibitions III(d) and III(e), the prior approval of a Compliance Officer of CDC Asset Management North America may be substituted for the prior approval of a Compliance Officer of Jurika & Voyles for transactions by Nvest/CDC Officers.
V.       Reporting
         ---------
         (a) Personal holdings reports. Within 10 days of commencement of employment, and thereafter within 30 days of the end of each calendar year, Access Persons are required to disclose in writing the following information:
(i) the title, number of shares (for equity securities), and principal amount (for fixed income securities) of each Covered Security in which the Access
Person has any direct or indirect Beneficial Ownership; (ii) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities (not just Covered Securities) are held for the direct or indirect benefit of the Access Person; and (iii) the date the report is submitted. It is also the Access Person's responsibility to disclose actual and apparent conflicts of interest in his or her recommendations to the Compliance Department as such conflicts arise.

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         (b) Preclearance authorization forms. Access Persons must submit a signed preclearance authorization form to the Compliance Department within 24 hours of executing a trade, for all Securities transactions that are required to be precleared. The only transactions for which such immediate reporting is not
                                                                           ---
required are Exempted Transactions. Access Persons should keep a copy of all signed and completed preclearance forms for a period of at least 6 months.
         (c) Duplicate trade confirmations. Access Persons other than Nvest/CDC Officers are required to provide automatic duplicate confirmations to the Compliance Department for all transactions other than Exempted Transactions.
         (d) Quarterly transaction reports. No later than 10 days after the end of each calendar quarter, Access Persons are required to disclose in writing the following information: (i) the date, the title, the number of shares (for equity securities), and, for fixed income securities, the interest rate, maturity date and principal amount of each transaction in a Covered Security; (ii) the nature of the transaction (e.g., purchase, sale, or any other type of acquisition or
                    ----
disposition); (iii) the price at which the transaction was effected; (iv) the broker, dealer, or bank through which the transaction was effected; and (v) the date the report is submitted. With respect to any account established during the quarter in which any Securities (not just Covered Securities) were held for the direct or indirect benefit of the Access Person, the quarterly report must also include the name of the broker, dealer or bank with whom the account was established and the date the account was established.
         (e) No beneficial ownership. Any report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the security to which the report relates.
VI.      Exceptions to Reporting Requirements
         ------------------------------------
         (a) Access Persons are not required to report Exempted Transactions covered in IV(a) through IV(f) with the exception of ETF's which need not be precleared, but must be reported on quarterly transaction reports and initial and annual holdings reports. See Exhibit B for a list of approved ETF's.
         (b) Access Persons do not need to file multiple reports, unless the Access Person is also designated as an Associate or Access Person under the CDC IXIS Code. See the Addendum attached to this Code of Ethics.
         (c) Shareholders, officers, directors and employees of CIA, CID or CIS who are not dually employed by Jurika & Voyles are exempt from the reporting and other requirements of this Code of Ethics, provided they are subject to the CDC IXIS Code..
VII.     Other Activities
         ----------------
         (a) Service as a Director. Due to the potential conflicts of interest in this area, this Code of Ethics prohibits Access Persons from serving on the boards of publicly traded companies without the prior approval of the Jurika & Voyles Executive Committee. This restriction does not apply to the Nvest/CDC Officers.
         (b) Providing Investment Advice. Additionally, this Code of Ethics prohibits Access Persons from offering investment advice to anyone or managing any person's portfolio on a discretionary basis, except on behalf of a Client. This restriction does not apply to Nvest/CDC Officers.

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VIII.    Gift Policy
         -----------
         As an investment advisor, Jurika & Voyles is often in a position to determine the broker-dealer with whom trade orders are placed and where hot issues are allocated. It is, therefore, important to avoid any actual or apparent conflicts of interest. Accordingly, Access Persons may not accept gifts totaling in excess of $100 in value during any calendar year from an employee or employees of any one issuer, broker-dealer, vendor, news source or financial information provider with whom Jurika & Voyles does business. Attendance at any sporting event, concert, dinner or other event paid for by any of these parties must be accompanied by the sponsor. If not being accompanied by the sponsor, the Access Person must obtain written approval from a Compliance Officer prior to accepting the gift.
         Access Persons may accept gifts from a Client in excess of $100 in value, as long as the gift is disclosed to the Compliance Department within thirty days of receipt. However, in an effort to maintain independence and objectivity, the Compliance Department strongly discourages this practice. Gifts under $100 need not be reported to the Compliance Department.
         Basic travel expenses, such as airfare, should be paid for by the Access Person or Jurika & Voyles, except in cases where a commercial airline is not available. Depending on the nature of the event, it may be appropriate for hotel costs and meals to be covered by the sponsor. Customary business-related entertainment provided by any of the above-mentioned parties is permitted, as long as it does not create the perception of a conflict of interest.
         No Access Person may compensate or give a gift in excess of $100 in value to any of the above-mentioned parties (including a Client) during any year, with the following exception: in a case where a family member or significant other is employed by any of the above-mentioned parties or any other party with whom a potential conflict may arise, the Compliance Department should be notified, and an exemption from the policy may be permitted regarding gifts to that family member.
         These prohibitions do not apply to Nvest/CDC Officers.
IX.      Implementation
         --------------
         (a) In order to implement this Code of Ethics, at least one Compliance Officer will always be designated for Jurika & Voyles. Currently, these individuals are Glenn Voyles and Sybil Hippolyte.
         (b) The Compliance Officers shall maintain separate lists of all Access Persons (including all Jurika & Voyles/CIA employees), senior equity traders and senior fixed income traders, and update these lists with reasonable frequency. Currently, the senior equity trader is Anthony Ives, and the senior fixed income trader is Kenneth Carlson. The Compliance Officers shall identify all reporting Access Persons on such list and shall take steps to ensure that all reporting Access Persons have submitted reports, confirmations and statements in a timely manner. The Compliance Officers may delegate the compilation of this information to appropriate persons. Failure to submit timely reports will be penalized according to the list of sanctions then in place.
         (c) The Compliance Officers shall circulate a copy of this Code of Ethics to each Access Person, together with an acknowledgment of receipt, which shall be signed and returned to the Compliance Officers by each Access Person at least once each year.
         (d) The Compliance Officers are charged with responsibility for ensuring that the preclearance and reporting requirements of this Code of Ethics are adhered to by all Access Persons. The Compliance Officers shall be responsible for ensuring that the review requirements of this Code of Ethics are performed in a prompt manner.
X.       Review
         ------
         (a) The Compliance Officers shall review all reports of personal Securities transactions and compare such reports with preclearance forms and with completed portfolio transactions for each Client to determine whether noncompliance with this Code of Ethics or other applicable trading procedures may have occurred.

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         (b) No person shall review his or her own reports. Before making any determination that a non-compliant transaction may have been made by any person, the Compliance Officers shall give such person an opportunity to supply additional explanatory material. If a Securities transaction of a Compliance Officer or a senior trader is under consideration, an alternate shall act in all respects in the manner prescribed herein for the designated Compliance Officer or senior trader, as applicable.
         (c) If a Compliance Officer determines that noncompliance with this Code of Ethics has or may have occurred, he or she shall submit his or her determination, together with the transaction report and any additional explanatory material provided by the individual, to the Sanctions Committee, who shall make an independent determination of whether a violation has occurred.
         (d) The Compliance Officers have the authority to grant written waivers of the provisions of this Code of Ethics in appropriate instances. Waivers will be granted only in rare instances. Further, some provisions of the Code of Ethics are mandated by SEC rules and cannot be waived.
XI.      Sanctions
         ---------
         (a) If a material violation of this Code of Ethics occurs or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to the Sanctions Committee for further review. Currently, the Sanctions Committee is composed of Christopher L. Bittman, President of Jurika & Voyles, Mark J. Nuti, Chief Operating Officer of Jurika & Voyles, and the Compliance Officers named above. The Sanctions Committee will determine whether the alleged violation shall be deemed a material violation requiring a report to the Jurika & Voyles Executive Committee, the Board of Trustees of the Jurika & Voyles Fund Group and/or the Audit Committee of Jurika & Voyles, Inc.
         (b) The Jurika & Voyles Executive Committee or the Sanctions Committee may impose such sanctions as they deem appropriate, generally according to the attached Exhibit A.


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                                    EXHIBIT A
                 Sanctions Imposed for Code of Ethics Violations
     The Code of Ethics provides that sanctions may be imposed as deemed appropriate. The following sanctions will apply to Access Persons who violate a provision of the Code of Ethics. In the case of Independent Trustees, sanctions will be determined by the other Independent Trustees:
     Failure to Obtain Preclearance
     o The 1st violation in a twelve month period will result in a warning.

     o The 2nd violation will result in a trading prohibition of up to 30 days.

     o The 3rd violation will result in a trading prohibition of up to 180 days.

     In addition, the Sanctions Committee may require an employee to unwind or reverse any trade that has not received proper preclearance. Employees with more than 3 violations in any twelve month period may be subject to a formal reprimand, a permanent trading prohibition or dismissal.
     Violation of a Blackout Period
     o When feasible, trades in violation will be broken or reallocated to clients.

     o Trades in violation which cannot be reasonably broken or reallocated will result in a 60-day prohibition against opposite-way trades in the same or any related Security. In addition, any favorable price differential between the trade in violation and client trades will be donated by the employee to charity selected or approved by the Sanctions Committee and Jurika & Voyles' Human Resources Department.

     In addition, the Sanctions Committee may require an employee to unwind or reverse any trade in violation of a blackout period. Late Reporting (e.g., failure to make timely monthly or quarterly reports or failure to timely submit signed preclearance forms to the Compliance Department)
     The 1st violation in any 12-month period will result in a warning. If the Access Person is an employee of Jurika & Voyles, subsequent violations may become a permanent entry in his/her personnel file and the Access Person may be subject to a trading prohibition as described above.

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                                    EXHIBIT B
                                Pre-approved ETFs
                     (List compiled as of February 15, 2002)



Ticker       Name

DIA          DIAMONDS

SPY          Standard & Poor's Depositary Receipts

XLB          The Basic Industries Select Sector SPDR Fund

XLV          The Consumer Services Select Sector SPDR Fund

XLP          The Consumer Staples Select Sector SPDR Fund

XLY          The Cyclical/Transportation Select Sector SPDR Fund

XLE          The Energy Select Sector SPDR Fund

XLF          The Financial Select Sector SPDR Fund

XLI          The Industrial Select Sector SPDR Fund

XLK          The Technology Select Sector SPDR Fund

XLU          The Utilities Select Sector SPDR Fund

MDY          Standard &Poor 'S MidCap 400 Depositary Receipts

QQQ          Nasdaq-100 Index Tracking Stock

VTI          Vanguard Total Stock Market VIPERs

VXF          Vanguard Extended Market VIPERs

FFF          FORTUNE 500 Index Fund

FEF          FORTUNE e-50 Index Fund

ELV          streetTRACKS Dow Jones U.S. Large Cap Value Index Fund

ELG          streetTRACKS Dow Jones U.S. Large Cap Growth Index Fund

DSV          streetTRACKS Dow Jones U.S. Small Cap Value Index Fund

DSG          streetTRACKS Dow Jones U.S. Small Cap Growth Index Fund

DGT          streetTRACKS Dow Jones Global Titans Index Fund

RWR          streetTRACKS Wilshire REIT Index Fund

MTK          streetTRACKS Morgan Stanley High Tech 35 Index Fund

MII          streetTRACKS Morgan Stanley Internet Index Fund



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                           Addendum to Jurika & Voyles
                  Code of Ethics and Policy on Personal Trading
                Summary for Dual Employees of Jurika & Voyles and
                    CDC IXIS Asset Management Advisers, L.P.

This Addendum is provided to summarize the additional Code of Ethics requirements of those Jurika & Voyles Access Persons who are also employed through various personnel sharing and administrative services agreements by CDC IXIS Asset Management Advisers, L.P. (CIA) to provide investment advisory and administrative services to CDC Nvest Funds and/or the separate account initiative. Please refer to the full Code of Ethics for the CDC IXIS Asset Management firms (the CDC IXIS Code) for detailed information and definitions. All officers, directors and employees of CIA, CDC IXIS Asset Management Distributors, L.P. (CID) and CDC IXIS Asset Management Services, Inc., (CIS) are considered Associates under the CDC IXIS Code. Additionally, access to information regarding the purchase or sale of a security by a Retained Discretion Client or a Delegated Discretion Client, as those terms are defined below and fully in the CDC IXIS Code, may require the additional designation as a Level 1 or Level 2 Access Person.
I. General Prohibitions and Requirements
         (a) Associates should not use for their own benefit (or the benefit of anyone other than a Client) information about trading activity of a Client or recommendations of an adviser or subadviser. Nor should an Associate take advantage of investment opportunities that would otherwise be available to Clients.
         (b) Associates should extend the application of the gift policy as stated in the Jurika & Voyles Code of Ethics to the CDC IXIS Code.
         (c) Associates are prohibited from serving as officers or members of any other entity, except with the advance written approval of a CIA Compliance Officer.
II. Level 2 Access Persons
Employees of Jurika & Voyles who, by agreement, also provide services to CIA are considered Level 2 Access Persons that are required to adhere to duplicate reporting, preclearance and transaction restriction obligations pursuant to the CDC IXIS Code as outlined below. The list of current Level 2 Access Persons under the CDC IXIS Code includes: Peter Coen, Joseph Dawson, Joseph Fague, Cynthia Hilomen, Sybil Hippolyte, Shuji Igushi, Scott Jaggers, Joseph Langella and Curtis Overway.

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


         (a) Reporting
         i. Initial Holdings Report. No later than 10 days after becoming an Access Person, you must file with the Compliance Officer an Initial Holdings Report on Form A (as provided in the CDC IXIS Code and from the Compliance Officer).
         ii. Quarterly Transaction Reports. No later than 10 days after the end of March, June, September and December of each year, you must file with the Compliance Officer a Quarterly Transactions Report on Form B (as provided in the CDC IXIS Code and from the Compliance Officer).
         iii. Annual Holdings Report. By January 30th of each year, you must file with the Compliance Officer an Annual Holdings Report on Form C (as provided in the CDC IXIS Code and from the Compliance Officer) as of December 31st of the proceeding year
         iv. Duplicate Confirmation Statements. If a Level 2 Access Person or any member of their household have a securities account with any broker, dealer or bank it is required that he or she direct that broker, dealer or bank to send, directly to the CDC IXIS Compliance Officer in Boston, Massachusetts, duplicate copies of all transaction confirmations relating to that account.
         (b) Transaction Restrictions
         i. Initial Public Offerings and Private Placements. Level 2 Access Persons may not acquire securities in Initial Public Offerings (IPO) or Private Placement unless prior written approval is obtained from the Compliance Officer (use Form D).
         ii. Blackout Period. Level 2 Access Persons may not purchase or sell any Covered Security within seven (7) calendar days immediately before a day on which any Retained Discretion Client (clients retained as part of the separate account initiative) purchases or sells that Covered Security (or any closely related security) in connection with the implementation of changes to the model portfolios or related to changes in the investment opinion of CIA or any of its subadvisers unless the Level 2 Access Person had no actual knowledge that the Covered Security (or any closely related security) was being considered for purchase or a sale for any Retained Discretion Client account.
         The total blackout period is 8 days (the day of the Retained Discretion Client trade, plus the seven days before).
         Transactions initiated on behalf of a Retained Discretion Client merely intended to rebalance, liquidate or open an account are exempt from the blackout period requirement for Level 2 Access Persons.
         NOTE: All transactions for Level 2 Access Persons will be reviewed. Unlike the Jurika & Voyles Code of Ethics trading within the 8-day blackout period is not automatically considered a violation of the Code but is instead subject to the knowledge condition set forth above. The Compliance Officer will monitor personal securities trading activity and if a pattern develops between the trading activity of an Access Person and any Retained Discretion Client it will be investigated. If it is determined that a violation has occurred, it will generally be required that any profits from the transactions be disgorged and donated to charity, however other sanctions may be imposed as deemed necessary.
         iii. Preclearance. No Level 2 Access Person shall purchase or sell any Covered Security for his or her own account (or the account of any member of his or her Family/Household) without proper preclearance. Trades must be completed on the same day that preclearance is granted. This applies to all trades in a Covered Security, even limit orders and all instruments representing an indirect interest in a Covered Security, such as options or warrants.

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         There is no requirement to obtain preclearance for Exempt Transactions
(as they are defined in the CDC IXIS Code).

         As part of the preclearance process, Level 2 Access Persons are required to submit a completed Preclearance Request Form (see Form D attached to the CDC IXIS Code or available from a Compliance Officer) to the designated Compliance Officer. Level 2 Access Persons must adhere to the same 11:30 a.m. PST (2:30 p.m. EST) parameter for trading as explained in the Jurika & Voyles Code of Ethics.
         NOTE: Preclearance procedures consider pending and executed trades for Retained Discretion Clients, and Level 2 Access Persons only. Given that the extremely limited nature of CIA's current advisory operations with respect to its role as adviser to Delegated Discretion Clients (clients retained within the CDC Nvest Funds family) is restricted to post-trade oversight of other affiliated and unaffiliated subadvisers, CIA has determined that it is neither practicable nor necessary to determine, in advance, through preclearance whether proposed trades conflict with trades conducted on behalf of Delegated Discretion Clients. Trades for both Delegated Discretion Clients and Retained Discretion Clients will be reviewed against trades reported by Level 2 Access Persons as part of the quarterly reporting process, and potential violations of the Code will be investigated.
         The only Covered Securities transactions for which preclearance is not required are Exempt Transactions (as defined in Part II of the CDC IXIS Code).
         Level 2 Access Persons should keep a copy of all signed and completed preclearance forms for a period of at least 6 months.

(c)      Violations and Penalties

         Associates or Access Person who violate either the spirit or letter of the CDC IXIS Code may incur penalties even more serious than those imposed by the Jurika & Voyles Code of Ethics, including penalties or fines, cutting of compensation, demotion, disgorgement of trading gains, bans on personal trading, suspension or termination of employment or the initiation of a civil or criminal action.

         If you have any doubt or uncertainty about the requirements of the CDC IXIS Code, you should ask a Compliance Officer.

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